Exhibit 99.1

For Immediate Release

SANZ Announces First Quarter Operating Results
Operating Loss Narrows to $112,000; EarthWhere™ business grows

Englewood, Colorado, May 5, 2005—SANZ Inc. (OTCBB: SANZ), a national provider of data storage management, system integration services and spatial data provisioning solutions, today announced for the three months ended March 31, 2005, revenue of $15.5 million, gross profit of $3.8 million, and gross margin of 24.3 percent as compared to 23.5 percent for the first quarter of 2004, and EBITDA (1) of $243,000 as compared to $124,000 for the first quarter of 2004. The net loss for the quarter was $1.5 million, or $(.01) per share, and included a non-cash charge of approximately $1.0 million related to the issuance of a stock purchase warrant to a related party for a debt guaranty.

SANZ Chief Financial Officer Bob Ogden said, “Our first quarter 2005 results demonstrate continued progress on improving financial performance from our storage solutions business. Our loss from operations narrowed by 40% from the first quarter of 2004. Importantly, the 2005 operating loss included a net expense of approximately $244,000 from our EarthWhere™ software business. This reflects our increased spending on business development, sales, marketing and technical development in support of our growth objectives for this part of our business.”

SANZ Chief Executive Officer, John Jenkins said, “This improved performance in our storage solutions business is the result of our success in focusing our resources more carefully in select markets and driving general overhead reductions. Also significant is the increase in the professional services content of our revenue which was up 25% over the prior year's first quarter and up almost 40% over our 2004 quarterly average. As we announced previously, some of our new professional service engagements are multi-year commitments.”

Jenkins continued, “Both commercial and Federal storage solutions businesses performed well in the quarter. We improved gross margins on booked business and we have seen an encouraging trend of increasing average project size in our commercial sector. We have also successfully launched some innovative business development approaches to further increase efficiency in the qualification process applied to our new account opportunities.”

“Software and service revenue from our EarthWhere™ business increased over the first quarter of last year. Our installed client base one year ago included only one major Federal agency. Currently, we count seven major Federal agencies as clients, with a number already having made multiple site purchases. We expect to add as many as four new Federal and state agency clients during the remainder of the June quarter and, we received our largest single initial order for EarthWhere™ in April.

Jenkins added: “Our list of new account opportunities for our EarthWhere™ product has grown significantly since we launched our business development push at the beginning of this calendar year. It is also important to point out that our account development strategy for EarthWhere™ is proceeding as planned. We are now into repeat and application extension business cycles with our early adopter clients. On the product development side, we are about to release Version 3.63 that offers expanded support of important Department of Defense imagery formats, and we have developed a good roadmap of product enhancements and extensions that we will be addressing over the next several months.”

(A reconciliation of EBITDA to Net Loss is included in the tables below and a discussion of the company’s use of EBITDA may be found in our 2004 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission)

The company has scheduled a conference call for May 5th, 4:30 PM Eastern Daylight time at which time it will address its first quarter results and discuss more specifically its outlook for 2005.

Date: May 05, 2005
Time: 1:30 PM Pacific (4:30 Eastern)
Dial-in number: 1-888-694-4641

International Dial In number: 1-973-935-8511

Internet Simulcast: http://www.viavid.net/detailpage.aspx?sid=00002529
(Windows Media Player needed for simulcast)

Please call the conference call telephone number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number please call the Liolios Group at (949) 574-3860.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

About SANZ
SANZ Inc. is a nationwide storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. By utilizing a unique StorTrustTM Process, SANZ is able to deliver solutions that enable data driven corporations and government agencies to maximize the value of their IT investments and secure their business-critical environments. SANZ’ EarthWhereTM is a spatial data provisioning system that stores, manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

Investor Relations: Liolios Group, Inc. Ron Both 949-574-3860 ron@liolios.com

SAN Holdings. Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2005	2004
Assets

Current assets	$20,727	$17,476
Property & equipment, net	903	1,005
Capitalized software, net	819	659
Goodwill	32,008	32,008
Intangible assets, net	2,051	2,205
Other assets	387	384
Total assets	$56,895	$53,737

Liabilities and Stockholders' Equity

Bank debt	$19,336	$14,459
Other current liabilities	17,791	19,046
Total current liabilities	37,127	33,505

Total Stockholders' Equity	19,768	20,232
Total Liabilities & Stockholders' Equity	$56,895	$53,737

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended
	March 31, 2005	March 31, 2004

Revenue	$15,516	$16,839

Cost of sales	11,738	12,875

Gross profit	3,778	3,964

Selling, general and administrative expenses	3,535	3,840
Depreciation and amortization	355	311

Loss from operations	(112)	(187)

Interest expense and related charges
Interest expense	(347)	(289)
Charge for warrant issued to related party for debt guaranty	(1,049)	--
Other income (expense)	(5)	(8)

Net loss	(1,513)	(484)

Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted average common shares used in the calculation of basic and diluted net loss per share	103,835,445	58,407,625

SAN Holdings., Inc.
Reconciliation of EBITDA to Net Loss
(dollars in thousands)
	For the three months ended
	March 31, 2005	March 31, 2004

Net Loss	$(1,513)	$(484)

Interest expense and related charges
Interest expense	347	289
Charge for warrant issued to related party for debt guaranty	1,049	-
Depreciation and amortization	355	311
Other (income) expense	5	8

EBITDA	$243	$124

(1) We define EBITDA as earnings before interest, taxes, depreciation, amortization and other income and expense. EBITDA is a non-US GAAP financial measure. A definition of EBITDA as used by us, and an explanation for our use of EBITDA, may be found in our 2004 Annual Report on Form 10-K under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations.